Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial data presents the combination of the financial information of Achari and Vaso adjusted to give effect to the Business Combination and related transactions and is provided to aid you in your analysis of the financial aspects of the Business Combination, which is referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are based on the Achari historical financial statements and Vaso historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on June 30, 2024 (except for the redemptions which took place in connection with the Special Meeting, as discussed below). The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 gives effect to the Transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. Achari and Vaso entered into a working capital agreement prior to the Business Combination. Accordingly, a pro forma adjustment was required to eliminate this activity between the companies.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	Achari’s unaudited balance sheet as of June 30, 2024 and the related notes included in Achari’s current report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2024 (the “Achari June 30 10-Q”); and

●	Vaso’s unaudited condensed consolidated balance sheet as of June 30, 2024 and the related notes included current report on Form 10-Q filed with the SEC on August 14, 2024 (the “Vaso June 30 10-Q”).

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	Achari’s unaudited statement of operations for the six months ended June 30, 2024 and the related notes included in the Achari June 30 10-Q; and

●	Vaso’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024 and the related notes included in the Vaso June 30 10-Q.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	Achari’s audited statement of operations for the year ended December 31, 2023 and the related notes included in the joint proxy statement/prospectus filed on Form 424 with the SEC on August 8, 2024 (the “Proxy Statement/Prospectus”); and

●	Vaso’s audited consolidated statement of operations for the year ended December 31, 2023 and the related notes included in the Proxy Statement/Prospectus.

Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Vaso. This information should be read together with Achari’s and Vaso’s financial statements and related notes thereto, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Achari,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vaso” and other financial information included in the Proxy Statement/Prospectus, including the Business Combination Agreement and the descriptions of certain items thereof set forth in the Proxy Statement/Prospectus.

Although the unaudited pro forma combined financial information is presented on the assumption that the Reverse Stock Split described in the section entitled “Proposal 4: The Reverse Stock Split Proposal” does not occur, the effect of the Reverse Stock Split on pro forma earnings per share is disclosed in Note 4 of “Notes to Unaudited Pro Form Condensed Combined Financial Information” below. Achari and Vaso have made this assumption as they each deem the likelihood of a Reverse Stock Split as uncertain. For further information with respect to the assumption as to why a Reverse Stock Split does not occur, see the section entitled “Share Calculations and Ownership Percentages” in the Proxy Statement/Prospectus. As set out in such section entitled “Share Calculations and Ownership Percentages”, the Reverse Stock Split will not be necessary if the trading price exceeds $4.00 (taking into account the exchange ratio as set out in the Business Combination Agreement). The Reverse Stock Split will be necessary if the current trading price of the Vaso Common Stock does not increase prior to the Business Combination. Achari and Vaso believe that the trading price of Vaso’s common stock on the over-the-counter market does not currently reflect either the value to Vaso of consummating the Business Combination or the value of Vaso’s business itself. This belief may be misplaced. Neither Achari nor Vaso can guarantee that the market price of Vaso’s common stock will increase prior to the Business Combination or that the value of the Class A Common Stock after the Business Combination will increase or maintain its initial market price.

Description of the Business Combination

On December 6, 2023, Achari, Merger Sub, and Vaso entered into the Business Combination Agreement, pursuant to which the Merger Sub will merge with and into Vaso, with Vaso surviving as a wholly-owned subsidiary of Achari (the “Merger”) and Achari will change its name to Vaso Holding Corp which will continue as the surviving public corporation after the Closing (collectively, the “Business Combination”).

Redemption of shares

On December 18, 2023, Achari held a Special Meeting, at which its shareholders voted to extend the date by which Achari must complete a business combination from January 19, 2024 to July 19, 2024. Holders of common shares had the right to have Achari redeem their shares for cash in an amount equal to the pro-rata portion of cash and investments in the Trust Account, which had a balance of approximately $7.0 million as of the date of the Special Meeting. Stockholders holding 87,380 shares of common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $1.0 million (approximately $10.89 per share) was utilized from the Trust Account to pay such redeeming shareholders.

On July 16, 2024, Achari held a special meeting (the “July 2024 Special Meeting”), at which its shareholders voted to extend the date by which Achari must complete a business combination from July 19, 2024 to October 19, 2024. Holders of common shares had the right to have Achari redeem their shares for cash in an amount equal to the pro-rata portion of cash and investments in the Trust Account, which had a balance of approximately $6.3 million as of the date of the Special Meeting. Stockholders holding 241,931 shares of common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.8 million (approximately $11.48 per share) was utilized from the Trust Account to pay such redeeming shareholders following the July 2024 Special Meeting.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Achari will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Vaso issuing stock for the net assets of Achari, accompanied by a recapitalization. The net assets of Achari will be stated at historical cost, with no goodwill or other intangible assets recorded. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the recapitalization.

This determination is primarily based on the fact that subsequent to the Business Combination, Vaso’s stockholders are expected to have a majority of the voting power of the Combined Company, Vaso will comprise all of the ongoing operations of the Combined Company, Vaso directors will be the governing body of the Combined Company, and Vaso’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Vaso issuing shares for the net assets of Achari, accompanied by a recapitalization. The net assets of Achari will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Vaso.

Basis of Pro Forma Presentation

Although the unaudited pro forma combined financial information is presented on the assumption that the Reverse Stock Split described in the section entitled “Proposal 4: The Reverse Stock Split Proposal” in the Proxy Statement/Prospectus does not occur, the effect of the Reverse Stock Split on pro forma earnings per share is disclosed in Note 4 of “Notes to Unaudited Pro Form Condensed Combined Financial Information” below. Achari and Vaso have made this assumption as they each deem the likelihood of a Reverse Stock Split as uncertain. For further information with respect to the assumption as to why a Reverse Stock Split does not occur, see the section entitled “Share Calculations and Ownership Percentages” in the Proxy Statement/Prospectus.

The unaudited pro forma combined financial information included herein has been prepared using the assumptions below with respect to the potential redemption into cash of Achari Common Stock:

●	Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

●	Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 309,010 Public Shares issued and outstanding as of the Closing are redeemed at a redemption price of $11.51 per share as of June 30, 2024.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the Public Stockholders and the following assumptions:

	Pro Forma		Pro Forma
	Combined		Combined
	(Assuming current Redemptions)		(Assuming Maximum Redemptions)
	Ownership	Ownership	Ownership	Ownership
	in shares	%	in shares	%
Achari Public Stockholders	309,010	1.7%	-	0.0%
Achari Initial Stockholders	468,750	2.6%	468,750	2.6%
Vaso Stockholders	17,600,000	95.8%	17,600,000	97.4%
Pro forma Combined Company Common Stock at June 30, 2024	18,377,760	100.0%	18,068,750	100.0%

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

(in thousands, except share and per share amounts)

			Scenario 1			Scenario 2
			Current redemptions			Assuming Maximum Redemption
	June 30, 2024		Transaction		Pro	Transaction		Pro
	Achari	Vaso	Accounting		Forma	Accounting		Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6	$25,652	3,564	A,I	$23,285	(557)	D,F	$19,721
			(3,500)	B		(3,500)	B
			(557)	D,F		(1,880)	E
			(1,880)	E
Short-term investments	-	-			-			-
Accounts and other receivables, net of an allowance for credit losses and commission adjustments of $9,615	-	7,213			7,213			7,213
Receivables due from related parties	-	1,098			1,098			1,098
Inventories, net	-	1,218			1,218			1,218
Deferred commission expense	-	3,316			3,316			3,316
Prepaid expenses and other current assets	19	2,392	(343)	M	2,068	(343)	M	2,068
Total current assets	25	40,889	(2,716)		38,198	(6,280)		34,634

Property and equipment, net of accumulated depreciation of $10,579	-	1,423			1,423			1,423
Operating lease right of use assets	-	2,328			2,328			2,328
Goodwill	-	15,556			15,556			15,556
Cash held in Trust Account	6,342	-	(6,342)	A,I	-	(6,342)	I	-
Intangibles, net	-	1,489			1,489			1,489
Other assets, net	-	4,826			4,826			4,826
Investment in EECP Global	-	596			596			596
Deferred tax assets, net	-	4,956			4,956			4,956
Total assets	$6,367	$72,063	$(9,057)		$69,372	$(12,622)		$65,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$-	$2,953			$2,953			$2,953
Accrued commissions	-	937			937			937
Accrued expenses and other liabilities	4,158	5,080	687	D	10,291	687	D	10,291
			66	H		66	H
			300	L		300	L
Finance lease liabilities - current	-	62			62			62
Operating lease liabilities - current	-	1,074			1,074			1,074
Sales tax payable	-	704			704			704
Income taxes payable	23	90	(23)	D	90	(23)	D	90
Franchise tax payable	3	-	(3)	D	-	(3)	D	-
Excise tax liability	392	-	(392)	D	-	(392)	D	-
Deferred revenue - current portion	-	15,924			15,924			15,924
Notes payable - current portion	-	9			9			9
Note payable - related parties	826	-	(826)	F	-	(826)	F	-
Notes payable - other	343	-	(343)	D,M	-	(343)	D,M	-
Total current liabilities	5,745	26,836	(534)		32,047	(534)		32,047

LONG-TERM LIABILITIES
Notes payable, net of current portion	-	1			1			1
Finance lease liabilities, net of current portion	-	-			-			-
Operating lease liabilities, net of current portion	-	1,254			1,254			1,254
Deferred revenue, net of current portion	-	15,776			15,776			15,776
Derivative warrant liabilities	207	-	(178)	K	29	(178)	K	29
Deferred underwriting fee payable	3,500	-	(3,500)	B	-	(3,500)	B	-
Put option liability	-	-	3,750	J	3,750	3,750	J	3,750
Other long-term liabilities	-	1,475			1,475			1,475
Total long-term liabilities	3,707	18,506	72		22,285	72		22,285

COMMITMENTS AND CONTINGENCIES

REDEEMABLE COMMON STOCK
Common stock subject to possible redemption: 550,941 shares at redemption value of $11.51	6,342		(6,342)	I	-	(6,342)	I	-

STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued or outstanding (Achari)	-				-			-
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued or outstanding (Vaso)		-			-			-
Common stock - Class A (Vaso Holding Corporation) $0.0001 par value; 100,000,000 authorized			2	G	2	2	G	2
			0	I		-	I
			0	C		0	C
Common stock - Class B (Vaso Holding Corporation) $0.0001 par value; 10,000,000 authorized			-		-	-		-
Common stock, $.0001 par value; 100,000,000 shares authorized; 2,500,000 shares issued and outstanding (excluding 550,941 shares subject to possible redemption) (Achari)	0		(0)	C	-	(0)	C	-
Common stock, $.001 par value; 250,000,000 shares authorized; 185,689,050 shares issued; 175,380,963 shares outstanding (Vaso)		186	1	H	-	1	H	-
			(187)	G		(187)	G
Additional paid-in capital	-	64,011	(3,750)	J	52,679	(3,750)	J	49,115
			95	H		95	H
			3,564	I		-	I
			185	G		185	G
			(9,427)	C		(9,427)	C
			(2,000)	G		(2,000)	G
Accumulated deficit	(9,427)	(35,050)	(1,880)	E	(37,214)	(1,880)	E	(37,214)
			(162)	H		(162)	H
			9,427	C		9,427	C
			178	K		178	K
			(300)	L		(300)	L
Accumulated other comprehensive loss	-	(426)			(426)			(426)
Treasury stock, at cost, 10,308,087 shares	-	(2,000)	2,000	G	-	2,000	G	-
Total stockholders’ equity	(9,427)	26,721	(2,254)		15,040	(5,818)		11,476
	$6,367	$72,063	$(9,057)		$69,372	$(12,622)		$65,808

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(in thousands, except share and per share amounts)

			Scenario 1			Scenario 2
	For the six months ended		Current Redemptions			Assuming Maximum Redemption
	June 30, 2024		Transaction		Pro	Transaction		Pro
	Achari	Vaso	Accounting		Forma	Accounting		Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined
Revenues
Managed IT systems and services	$-	$20,743			20,743			$20,743
Professional sales services	-	17,237			17,237			17,237
Equipment sales and services	-	983			983			983
Total revenues	-	38,963	-		38,963	-		38,963

Cost of revenues
Cost of managed IT systems and services	-	11,968			11,968			11,968
Cost of professional sales services	-	3,685			3,685			3,685
Cost of equipment sales and services	-	242			242			242
Total cost of revenues	-	15,895	-		15,895	-		15,895
Gross profit	-	23,068	-		23,068	-		23,068

Operating expenses
Selling, general and administrative	1,395	22,907			24,302			24,302

Franchise Tax	42				42			42
Research and development	-	396			396			396
Business combination transaction costs		238			238			238
Total operating expenses	1,437	23,541	-		24,978	-		24,978
Operating loss	(1,437)	(473)	-		(1,910)	-		(1,910)

Other (expense) income
Interest and financing costs	-	(4)			(4)			(4)
Interest and other income, net	-	585			585			585
Interest income on investments held in Trust Account	160	-	(160)	AA	-	(160)	AA	-
Change in fair value of warrants	(99)	-	85	BB	(14)	85	BB	(14)
Loss on disposal of fixed assets	-	(2)			(2)			(2)
Total other income, net	60	579	(74)		565	(74)		565

Income (loss) before income taxes	(1,377)	106	(74)		(1,345)	(74)		(1,345)
Income tax expense	(25)	(124)	25	AA	(124)	25	AA	(124)
Net loss	(1,401)	(18)	(50)		(1,469)	(50)		(1,469)

Net loss per common share
- basic and diluted	$(0.40)	$(0.00)	$0.00		$(0.08)	$0.16		$(0.08)

Weighted average common shares outstanding (Note 4)
- basic and diluted	3,519	175,242	(160,384)	CC	18,378	(309)	CC	18,069

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share amounts)

			Scenario 1			Scenario 2
	For the year ended		Current Redemptions			Assuming Maximum Redemption
	December 31, 2023		Transaction		Pro	Transaction		Pro
	Achari	Vaso	Accounting		Forma	Accounting		Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined
Revenues
Managed IT systems and services		$40,371			40,371			$40,371
Professional sales services		37,820			37,820			37,820
Equipment sales and services		2,833			2,833			2,833
Total revenues	-	81,024	-		81,024	-		81,024

Cost of revenues
Cost of managed IT systems and services		22,712			22,712			22,712
Cost of professional sales services		7,021			7,021			7,021
Cost of equipment sales and services		698			698			698
Total cost of revenues	-	30,431	-		30,431	-		30,431
Gross profit	-	50,593	-		50,592	-		50,592

Operating expenses
Selling, general and administrative	3,098	45,643	68	DD	50,989	68	DD	50,989
			300	EE		300	EE
			1,880	FF		1,880	FF
Franchise Tax	82	-			82			82
Research and development	-	755	94	DD	849	94	DD	849
Total operating expenses	3,180	46,398	2,342		51,920	2,342		51,920
Operating income (loss)	(3,180)	4,195	(2,342)		(1,327)	(2,342)		(1,327)

Other (expense) income
Interest and financing costs		(50)			(50)			(50)
Interest and other income, net		764			764			764
Interest and dividend income on investments held in Trust Account	429	-	(429)	AA	-	(429)	AA	-
Change in fair value of warrants	249	-	(214)	BB	35	(214)	BB	35
Loss on disposal of fixed assets		(4)			(4)			(4)
Total other income, net	678	710	(643)		745	(643)		745

Income (loss) before income taxes	(2,502)	4,905	(2,985)		(582)	(2,985)		(582)
Income tax benefit (expense)	(73)	(100)	73	AA	(100)	73	AA	(100)
Net income (loss)	(2,575)	4,805	(2,912)		(682)	(2,912)		(682)

Net Income (loss) per common share
- basic	$(0.77)	$0.03	$0.02		$(0.04)	$9.42		$(0.04)
- diluted	$(0.77)	$0.03	$0.02		$(0.04)	$9.42		$(0.04)

Weighted average common shares outstanding (Note 4)
- basic	3,337	174,441	(159,400)	CC	18,378	(309)	CC	18,069
- diluted	3,337	175,541	(160,500)	CC	18,378	(309)	CC	18,069

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Achari will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Vaso issuing shares for the net assets of Achari, accompanied by a recapitalization. The net assets of Achari will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Vaso.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. These periods are presented on the basis that Vaso is the acquirer for accounting purposes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	Achari’s unaudited balance sheet as of June 30, 2024 and the related notes included in the Achari June 30 10-Q; and

●	Vaso’s unaudited condensed consolidated balance sheet as of June 30, 2024 and the related notes included in the Vaso June 30 10-Q.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	Achari’s unaudited statement of operations for the six months ended June 30, 2024 and the related notes included in the Achari June 30 10-Q; and

●	Vaso’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024 and the related notes included in the Vaso June 30 10-Q.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	Achari’s audited statement of operations for the year ended December 31, 2023 and the related notes included in the Proxy Statement/Prospectus; and

●	Vaso’s audited consolidated statement of operations for the year ended December 31, 2023 and the related notes included in the Proxy Statement/Prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date hereof and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Achari and Vaso included in the Achari June 30 10-Q, the Vaso June 30 10-Q and the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information included herein has been prepared using the assumptions below with respect to the potential redemption into cash of Achari common stock:

●	Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

●	Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 309,010 Public Shares issued and outstanding as of the Closing are redeemed at a redemption price of $11.51 per share as of June 30, 2024.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Vaso believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect the deferred income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance. Upon Closing the Business Combination, it is likely that the Combined Company’s deferred tax assets, net of valuation allowance, will not change. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted income (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s common shares outstanding, assuming the Business Combination occurred on January 1, 2023.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X Vaso has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:

(A) Reflects the reclassification of cash held in the Trust Account that becomes available for general use following the Business Combination;

(B) Reflects the payment of the $3,500,000 deferred underwriters’ discount that becomes due and payable upon the consummation of the Business Combination;

(C) Reflects the elimination of the historical accumulated deficit of Achari, the accounting acquiree, into Vaso’s additional paid-in capital upon the consummation of the Business Combination, and the conversion of 2,500,000 Founder Shares of Achari single class common stock into 750,000 shares of Vaso Holding Corp Class A common stock. Assumes Unpaid SPAC Expenses of $4.5 million, which would result in the forfeiture of 281,250 of the 750,000 Founder Shares to be held by Achari following the completion of the Business Combination pursuant to the terms of the Put Option Agreement and the Amended and Restated Vaso Working Capital Letter Agreement;

(D) Reflects the settlement of approximately $0.1 million of additional Achari unpaid costs related to the Business Combination. Approximately $5.1 million in Achari unpaid costs remaining in accrued expenses and other liabilities is responsibility of sponsor to settle at consummation of the Business Combination;

(E) Reflects the settlement of approximately $1.9 million of Vaso’s total estimated transaction costs related to the Business Combination and charge accumulated deficit as the costs are not attributable to raising equity for the transaction;

(F) Reflects the repayments of Achari’s working capital loans from the Sponsor of approximately $0.8 million;

(G) Reflects the recapitalization of Vaso through the issuance of 17,600,000 shares of Achari Class A common stock with $0.0001 par value to Vaso’s stockholders;

(H) Reflects accrual of stock compensation expenses of approximately $0.1 million in connection with the prior vesting of Vaso common stock granted under Vaso stock plans;

(I) Reflects the redemption of 241,931 shares following Achari’s special meeting held on July 16, 2024, valued at approximately $2.8 million, of the 550,941 Achari redeemable shares as of June 30, 2024. In Scenario 1, reflects the reclassification of 309,010 remaining shares of Achari common stock subject to possible redemption to permanent equity at $0.0001 par value. In Scenario 2, which assumes the same facts as described in Items A through H above, but reflects the assumption that all 309,010 shares of Achari common stock are redeemed for cash by Achari stockholders;

(J) Recognition of $6.0 million Achari put option liability applicable to 750,000 Founder Shares at $8.00 per share, less $2.25 million reduction for payment of excess unpaid SPAC expenses. The Put Option Agreement provides for reduction of up to $2.25 million in option liability for payment of Unpaid SPAC Expenses exceeding $2.25 million (total Unpaid SPAC Expenses cannot exceed $4.5 million);

(K) Reflects decrease in private placement warrant fair value as of June 30, 2024 due to reduction of warrants from 7,133,333 to 1,000,000 under the terms of the Business Combination; and

(L) Represents accrual of $0.3 million estimated Achari transaction costs to be incurred subsequent to June 30, 2024. Such costs are included in the $5.1 million unpaid costs described in Item D above.

(M) Elimination of $0.34 million Achari working capital loan payable to Vaso against Vaso loan receivable from Achari.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 are as follows:

(AA) Represents an adjustment to eliminate both the interest earned on investments held in Trust Account and the related income tax expense generated by such earned interest, as if the Business Combination had been consummated on January 1, 2023, the beginning of the earliest period presented;

(BB) Represents the removal of the change in fair value of the forfeited private placement warrants. 6,133,333 of the 7,133,333 private placement warrants will be forfeited under the terms of the Business Combination:

(CC) The calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the Business Combination had been consummated on January 1, 2023; in addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented (in Scenario 2, this calculation is retroactively adjusted to eliminate the 309,010 shares of Achari’s common stock redeemed for cash by Achari shareholders for the entire period);

(DD) Reflects the stock compensation expenses of approximately $0.2 million in connection with prior vestings and the issuance of 996,667 shares of Vaso common stock to various employees at the time of the consummation of the Business Combination (this adjustment is considered to be a one-time charge and is not expected to recur);

(EE) Reflects approximately $0.3 million in Achari transaction costs to be incurred subsequent to June 30, 2024 (this is a non-recurring item). These costs are included in the $5.1 million in Achari unpaid costs described in Note D; and

(FF) Reflects approximately $1.9 million in Vaso transaction costs to be incurred subsequent to June 30, 2024 (this is a non-recurring item).

Note 4 — Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Basic and diluted earnings per share is computed by dividing pro forma net income by the weighted average number of the shares of Vaso Holding Corp Class A Common Stock outstanding during the periods.

The unaudited pro forma condensed combined earnings per share for the six months ended June 30, 2024 set out below has been prepared assuming (i) no redemptions and maximum redemptions and (ii) no Reverse Stock Split, a Reverse Stock Split with a 1.25-for-1 ratio, a Reverse Stock Split with a 1.5-for-1 ratio and a Reverse Stock Split with a 2-for-1 ratio:

	For the Six Months Ended
	June 30, 2024
	Pro Forma	Pro Forma
	Combined	Combined
If there is no Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(1,468,820)	$(1,468,820)
Weighted average shares outstanding - basic and diluted	18,377,760	18,068,750
Pro forma net loss per share - basic and diluted	$(0.08)	$(0.08)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	309,010	-
Achari Initial Stockholders	468,750	468,750
Vaso Stockholders	17,600,000	17,600,000
Total	18,377,760	18,068,750

	For the Six Months Ended
	June 30, 2024
	Pro Forma	Pro Forma
	Combined	Combined
If there is a 1.25-for-1 Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(1,468,820)	$(1,468,820)
Weighted average shares outstanding - basic and diluted	14,702,208	14,455,000
Pro forma net loss per share - basic and diluted	$(0.10)	$(0.10)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	247,208	-
Achari Initial Stockholders	375,000	375,000
Vaso Stockholders	14,080,000	14,080,000
Total	14,702,208	14,455,000

	For the Six Months Ended
	June 30, 2024
	Pro Forma	Pro Forma
	Combined	Combined
If there is a 1.5-for-1 Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(1,468,820)	$(1,468,820)
Weighted average shares outstanding - basic and diluted	12,251,840	12,045,833
Pro forma net loss per share - basic and diluted	$(0.12)	$(0.12)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	206,007	-
Achari Initial Stockholders	312,500	312,500
Vaso Stockholders	11,733,333	11,733,333
Total	12,251,840	12,045,833

	For the Six Months Ended
	June 30, 2024
	Pro Forma	Pro Forma
	Combined	Combined
If there is a 2-for-1 Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(1,468,820)	$(1,468,820)
Weighted average shares outstanding - basic and diluted	9,188,880	9,034,375
Pro forma net loss per share - basic and diluted	$(0.16)	$(0.16)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	154,505	-
Achari Initial Stockholders	234,375	234,375
Vaso Stockholders	8,800,000	8,800,000
Total	9,188,880	9,034,375

The unaudited pro forma condensed combined earnings per share for the year ended December 31, 2023 set out below has been prepared assuming (i) no redemptions and maximum redemptions and (ii) no Reverse Stock Split, a Reverse Stock Split with a 1.25-for-1 ratio, a Reverse Stock Split with a 1.5-for-1 ratio and a Reverse Stock Split with a 2-for-1 ratio:

	For the Year Ended
	December 31, 2023
	Pro Forma	Pro Forma
	Combined	Combined
If there is no Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(681,924)	$(681,924)
Weighted average shares outstanding - basic and diluted	18,377,760	18,068,750
Pro forma net loss per share - basic and diluted	$(0.04)	$(0.04)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	309,010	-
Achari Initial Stockholders	468,750	468,750
Vaso Stockholders	17,600,000	17,600,000
Total	18,377,760	18,068,750

	For the Year Ended
	December 31, 2023
	Pro Forma	Pro Forma
	Combined	Combined
If there is a 1.25-for-1 Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(681,924)	$(681,924)
Weighted average shares outstanding - basic and diluted	14,702,208	14,455,000
Pro forma net loss per share - basic and diluted	$(0.05)	$(0.05)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	247,208	-
Achari Initial Stockholders	375,000	375,000
Vaso Stockholders	14,080,000	14,080,000
Total	14,702,208	14,455,000

	For the Year Ended
	December 31, 2023
	Pro Forma	Pro Forma
	Combined	Combined
If there is a 1.5-for-1 Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(681,924)	$(681,924)
Weighted average shares outstanding - basic and diluted	12,251,840	12,045,833
Pro forma net loss per share - basic and diluted	$(0.06)	$(0.06)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	206,007	-
Achari Initial Stockholders	312,500	312,500
Vaso Stockholders	11,733,333	11,733,333
Total	12,251,840	12,045,833

	For the Year Ended
	December 31, 2023
	Pro Forma	Pro Forma
	Combined	Combined
If there is a 2-for-1 Reverse Stock Split	(Assuming Current Redemptions)	(Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(681,924)	$(681,924)
Weighted average shares outstanding - basic and diluted	9,188,880	9,034,375
Pro forma net loss per share - basic and diluted	$(0.07)	$(0.08)

Weighted average shares calculation, basic and diluted
Common Stock
Achari Public Stockholders	154,505	-
Achari Initial Stockholders	234,375	234,375
Vaso Stockholders	8,800,000	8,800,000
Total	9,188,880	9,034,375